Exhibit 5.11

CONSENT OF GUNTER C. LIPPER, M.SC., FAusIMM

The undersigned hereby consents to the use of their reports entitled “NI 43-101 Technical Report on the Fazenda Brasileiro Gold Mine, Bahia State, Brazil” with an effective date of December 31, 2020 and a report date of October 22, 2021 and “NI 43-101 Technical Report on the Riacho Dos Machados Gold Mine, Minas Gerais, Brazil” with an effective date of December 31, 2020 and a report date of October 22, 2021, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Gunter C. Lipper
By: Gunter C. Lipper, M.Sc., FAusIMM
Dated: November 21, 2022